Exhibit 99

News Release

Contact:	Charles R. Guarino Treasurer (814) 765-9621 FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS FOR 2010

Clearfield, Pennsylvania – April 19, 2010

CNB Financial Corporation (NASDAQ: CCNE), the parent company of CNB Bank, today announced net income and earnings per share for the first quarter of 2010. Highlights for the quarter include:

•	Net income of $2.2 million, or $0.25 per share.

•	Returns on average equity and assets of 12.21% and 0.74%, respectively.

•	Net interest income of $9.4 million, an increase of 2.6% over the first quarter of 2009.

•	Net loans of $704.8 million, an increase of $33.3 million, or 5.0%, over March 31, 2009.

•	Deposits of $1,032.5 million, an increase of $207.8 million, or 25.2%, over March 31, 2009.

•	Increased loan loss reserve level of 1.39% at March 31, 2010 compared to 1.33% at March 31, 2009.

•	First quarter dividend declaration of $0.165 per share.

Joseph B. Bower, Jr., President and CEO, commented, “We are very pleased with the substantial growth in our core deposit business. Our focus for many years has been on relationship banking and it continues to show positive results. The growth in funding allows us to finance our customers now and in the future when the economy improves and consumers and businesses feel more secure.”

Consolidated balance sheets (in thousands)

	(Unaudited) 3/31/10	12/31/2009	(Unaudited) 3/31/09
ASSETS:
Cash and cash equivalents	$55,343	$22,358	$39,012
Securities, time deposits and other equity interests	402,544	359,665	248,414
Net loans, including loans held for sale	704,789	706,565	671,472
Premises and equipment, net	24,321	23,355	23,487
Other assets	52,817	49,648	44,856

TOTAL ASSETS	$1,239,814	$1,161,591	$1,027,241

LIABILITIES:
Deposits	$1,032,492	$956,858	$824,691
Borrowings and subordinated debentures	121,744	122,003	129,036
Other liabilities	13,694	13,321	11,052

TOTAL LIABILITIES	1,167,930	1,092,182	964,779

SHAREHOLDERS’ EQUITY	71,884	69,409	62,462

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,239,814	$1,161,591	$1,027,241

Financial results - unaudited (in thousands, except share data)

	For Quarter Ended
	3/31/10	3/31/09

Net interest income	$9,441	$9,203
Provision for loan losses	585	862

Net interest income after provision	8,856	8,341
Other income	2,034	1,951
Noninterest expenses	8,089	7,359

Income before income taxes	2,801	2,933
Income tax expense	641	707

NET INCOME	$2,160	$2,226

Earnings per share, fully diluted	$0.25	$0.26
Dividends per share	$0.165	$0.165

	As of or for the three months ended March 31, 2010	As of or for the three months ended March 31, 2009
SELECTED RATIOS
Net interest margin	3.52%	4.07%
Return on:
Average equity	12.21%	14.19%
Average assets	0.74%	0.88%

CAPITAL RATIOS (a)
Total risk-based capital ratio	11.72%	12.28%
Tier 1 capital ratio	10.49%	11.03%
Leverage ratio	7.11%	7.91%

ASSET QUALITY RATIOS
Nonperforming assets to total assets	1.21%	0.47%
Net charge-offs to average loans	0.26%	0.33%
Allowance for loan losses to net loans	1.39%	1.33%

(a)	The capital ratios as of March 31, 2010 are estimated

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.

CNB Bank’s website is www.bankcnb.com.